Exhibit 10.2

diaDexus, Inc.

Non-Employee Director Compensation Policy

Approved:  July 15, 2015 (the “Adoption Date”)

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of diaDexus, Inc. (the “Company”) or any of its subsidiaries (each such non-employee member, a “Director”) will receive the following compensation for his or her Board service from July 1, 2015 through June 30, 2016 (the “Compensation Year”):

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each quarter of the Compensation Year in which the service occurred (each, a “Quarter”). If a Director joins the Board or a committee at a time other than effective as of the first day of a Quarter, each annual retainer and fee set forth below will be pro-rated based on days served in the applicable Compensation Year, with the pro-rated amount paid for the first Quarter in which the Director provides the service, and with regular full Quarterly payments thereafter. All annual cash fees are vested upon payment; meeting fees are vested upon the date of the meeting.

1.	Annual Board Service Retainer:
a.	All Directors: $40,000

2.	Annual Chair Service Fee:
a.	Chairman of the Board: $55,000 ($0 if the position is held by the CEO)
b.	Chairman of the Audit Committee: $15,000
c.	Chairman of the Compensation Committee: $15,000
d.	Chairman of the Nominating & Corporate Governance Committee: $6,000

3.	Annual Committee Member (non-Chair) Service Fee:
a.	Audit Committee: $7,500
b.	Compensation Committee: $7,500
c.	Nominating & Corporate Governance Committee: $4,000

4.	Supplemental Meeting Fees:
a.

If the Director attends at least 6 Board meetings during the Company’s applicable fiscal year, the Director will receive a $1,500 meeting fee for attending in person (or a $750 meeting fee for attending telephonically) each additional meeting thereafter in that fiscal year.

b.

If the Director attends at least 8 meetings of the Audit Committee during the Company’s applicable fiscal year, the Director will receive a $1,000 meeting fee for attending in person (or a $500 meeting fee for attending telephonically) each additional meeting thereafter in that fiscal year.

c.

If the Director attends at least 8 meetings of the Compensation Committee during the Company’s applicable fiscal year, the Director will receive a $1,000 meeting fee for attending in person (or a $500 meeting fee for attending telephonically) each additional meeting thereafter in that fiscal year.

d.

If the Director attends at least 4 meetings of the Nominating and Corporate Governance Committee during the Company’s applicable fiscal year, the Director will receive a $1,000 meeting fee for attending in person (or a $500 meeting fee for attending telephonically) each additional meeting thereafter in that fiscal year

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2012 Equity Incentive Award Plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Company common stock on the date of grant, and will have a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service or a material corporate transaction as provided in the Plan).  All unvested outstanding stock awards granted under this policy will become fully vested as of immediately prior to a Change in Control (as defined in the Plan).

Annual Board Service Option Grant: On July 15, 2015, each Director who was a Director on July 1, 2015 was granted a stock option to purchase 4,000 shares of the Company’s common stock. Such option will vest in 12 equal monthly installments from July 1, 2015, such that the option is fully vested on July 1, 2016, subject to the Director’s continued service through each such vesting date.